Exhibit 99.1


                     Georgia Gulf Reports Fourth Quarter Net
                        Income of $.55 Per Diluted Share

    ATLANTA--(BUSINESS WIRE)--Feb. 2, 2006--Georgia Gulf Corporation (NYSE: GGC) today reported net income of $18.7 million or $.55 per diluted share on sales of $518.9 million for the fourth quarter of 2005. This compares to net income of $24.1 million or $.71 per diluted share on sales of $590.9 million for the fourth quarter of 2004. The fourth quarter 2005 results include a negative impact of approximately $.22 per diluted share due to operational disruptions caused by Hurricane Rita early in the fourth quarter. In addition, the Company experienced significantly higher energy and raw materials costs. Despite the disruptions and increased costs, the chlorovinyls business performed well as sales prices increased for vinyl resins, vinyl compounds and caustic soda. Sales volumes were down in the chlorovinyls business primarily due to lost production as a result of hurricane-related outages. Sales volumes were down in the aromatics business due to hurricane-related lost production early in the quarter and decreased demand throughout the quarter.
    "The chlorovinyls business performed well following a period of lost production at the beginning of the fourth quarter of 2005 due to Hurricane Rita," said Ed Schmitt, Chairman, President and CEO, Georgia Gulf Corporation. "Limited production and low industry inventories resulted in higher sales prices for vinyl resins, vinyl compounds and caustic soda. Our aromatics business experienced an operating loss for the fourth quarter due to weak demand in some end-use markets, increased Asian capacity and plant downtime.
    "As for the first quarter of 2006, we expect the aromatics business to improve from the fourth quarter of 2005 but to continue to struggle overall. However, we are more optimistic that our chlorovinyls business will continue to perform well, as projections for high operating rates, good demand and declining natural gas prices should allow for continued improvement."
    Fourth quarter 2005 net income of $18.7 million declined compared to third quarter 2005 net income of $27.9 million or $.82 per diluted share on sales of $525.2 million. The decline reflects overall higher raw materials and energy costs and lower sales volumes, which more than offset increased sales prices for vinyl resins, vinyl compounds and caustic soda.
    For the year ended December 31, 2005, the Company had record sales of $2.3 billion, which is a 3 percent increase compared to 2004 sales of $2.2 billion. Net income of $95.5 million or $2.79 per diluted share declined compared to net income of $105.9 million or $3.17 per diluted share for 2004. This decline in net income was due to lower sales volumes for all products primarily as a result of the chloralkali plant turnaround in the second quarter of 2005 as well as Hurricanes Katrina and Rita in the third and fourth quarters of 2005. The negative impact of the chloralkali plant planned turnaround and an unplanned outage in the second quarter was about $.50 per diluted share and the negative impact associated with Hurricanes Katrina and Rita during the third and fourth quarters was approximately $.45 per diluted share. The effective tax rate for 2005 decreased to 32.9% from 36.5% in 2004 due to the favorable impact of changes in state tax apportionment rules and tax deductions created by the American Jobs Creation Act of 2004.

    Chlorovinyls

    Georgia Gulf's chlorovinyls business provided strong fourth quarter operating income of $54.5 million, an increase of 57 percent compared to fourth quarter of 2004 operating income of $34.7 million and an increase of 3 percent compared to the third quarter of 2005 operating income of $53.1 million. These improvements compared to both the fourth quarter of 2004 and third quarter of 2005 were due to increased sales prices for vinyl resins, vinyl compounds and caustic soda as supply remained tight and industry inventories were at historically low levels for a significant portion of the fourth quarter following outages caused by Hurricane Rita. These increased sales prices more than offset lower chlorovinyls sales volumes and higher raw materials and energy costs.
    For the full year ended December 31, 2005, chlorovinyls operating income increased to $202.6 million from $165.9 million, an increase of 22 percent, compared to the full year 2004. This was a result of higher sales prices for all products outpacing higher raw materials and energy costs and lower sales volumes, as well as the adverse impacts of the Company's chloralkali planned turnaround and unplanned outage in the second quarter of 2005 and the hurricanes in the third and fourth quarters of 2005.

    Aromatics

    Georgia Gulf's aromatics business had an operating loss of $14.1 million for the fourth quarter of 2005 compared to operating income of
13.2 million for the fourth quarter of 2004 and declined compared to the operating loss of $1.9 million for the third quarter of 2005. The fourth quarter 2005 decrease compared to the fourth quarter of 2004 reflects significantly lower sales volumes and sales prices for all products as a result of hurricane-related lost production, decreased demand in certain end-use markets such as polycarbonates and increased Asian capacity.
    Comparing the fourth quarter of 2005 to the third quarter of 2005, the decrease in operating income is a result of lower sales volumes for all products, which were not offset by slightly higher sales prices and lower benzene costs.
    For the year ended December 31, 2005, the aromatics operating loss of $10.5 million represented a significant decrease compared to operating income of $50.6 million in the full year 2004. This decline is the result of significantly lower sales volumes for all aromatics products as a result of decreased demand, specifically in end-use markets such as polycarbonates, start-ups of additional Asian capacity, which resulted in reduced export opportunities, as well as fewer opportunistic cumene sales. In addition, the decline was also attributable to lost production in the third and fourth quarters of 2005 due to Hurricanes Katrina and Rita and raw materials costs increases. All of these factors more than offset higher sales prices for all aromatics products.

    Conference Call

    Georgia Gulf will host a conference call to discuss fourth quarter results in more detail at 10:00 AM ET on Friday, February 3, 2006. To access the teleconference, please dial 888-552-7928 (domestic) or 706-679-3718 (international). To access the teleconference via Webcast, log on to http://audioevent.mshow.com/281491/. Playbacks will be available from 11:00 AM ET Friday, February 3, to midnight ET Friday, February 10. Playback numbers are 800-642-1687 (domestic) or 706-645-9291 (international). The conference call ID number is 3807955.

    Other

    Georgia Gulf, headquartered in Atlanta, is a major manufacturer and marketer of two integrated product lines, chlorovinyls and aromatics. Georgia Gulf's chlorovinyls products include chlorine, caustic soda, vinyl chloride monomer and vinyl resins and compounds. Georgia Gulf's primary aromatic products include cumene, phenol and acetone.
    This news release contains forward-looking statements subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, future global economic conditions, economic conditions in the industries to which the company sells, industry production capacity, raw material and energy costs and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2004 and our subsequent reports on Form 10-Q.


              GEORGIA GULF CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS
                             (Unaudited)


                                           December 31,  December 31,
In Thousands                                  2005          2004
------------                               ------------  -------------

ASSETS

Cash and cash equivalents                    $   14,298    $   21,088
Receivables, net of allowance                   118,193       134,852
Inventories                                     195,628       186,313
Prepaid expenses and other                       13,306         5,186
Deferred income taxes                             5,091        10,097
                                              ----------    ----------

   Total current assets                         346,516       357,536

Property, plant and equipment, net              401,412       425,734

Goodwill                                         77,720        77,720

Other assets, net                               175,305       102,840
                                              ----------    ----------

   Total assets                              $1,000,953    $  963,830
                                              ==========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of long-term debt            $   49,300    $  189,900
Accounts payable                                202,179       205,365
Interest payable                                  1,226         1,557
Accrued compensation                             14,986        18,293
Accrued liabilities                              16,495        11,779
                                              ----------    ----------

    Total current liabilities                   284,186       426,894

Long-term debt, less current portion            229,339       128,583

Deferred income taxes                           107,959       128,032

Other non-current liabilities                    16,457        12,052

Stockholders' equity                            363,012       268,269
                                              ----------    ----------

    Total liabilities and stockholders'
     equity                                  $1,000,953    $  963,830
                                              ==========    ==========

Common shares outstanding                        34,238        33,925




              GEORGIA GULF CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME
                             (Unaudited)


                              Three Months Ended Twelve Months Ended
                                 December 31,        December 31,
                              ------------------ ---------------------
In Thousands
(except per share data)         2005     2004      2005       2004
-----------------------      --------- --------- ---------- ----------

 Net sales                $  518,925 $  590,907 $2,273,719 $2,206,239
                           ---------- ---------- ---------- ----------

 Operating costs and expenses
   Costs of sales            472,474    534,322  2,049,510  1,955,095
   Selling, general and
    administrative            14,061     14,777     61,444     60,721
                           ---------- ---------- ---------- ----------
 Total operating costs and
  expenses                   486,535    549,099  2,110,954  2,015,816
                           ---------- ---------- ---------- ----------

 Operating income             32,390     41,808    162,765    190,423
 Interest expense, net        (4,433)    (5,465)   (20,407)   (23,663)
                           ---------- ---------- ---------- ----------
 Income before income taxes   27,957     36,343    142,358    166,760

 Provision for income taxes    9,299     12,285     46,855     60,868
                           ---------- ---------- ---------- ----------

 Net income               $   18,658 $   24,058 $   95,503 $  105,892
                           ========== ========== ========== ==========

 Earnings per share:
   Basic                  $     0.55 $     0.72 $     2.82 $     3.21
   Diluted                $     0.55 $     0.71 $     2.79 $     3.17

 Weighted average common
  shares:
   Basic                      33,902     33,436     33,867     32,965
   Diluted                    34,071     34,091     34,193     33,439




               GEORGIA GULF CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (Unaudited)


                               Three Months Ended Twelve Months Ended
In Thousands                      December 31,        December 31,
------------                   ------------------ --------------------
                                  2005     2004     2005      2004
                                --------  ------- --------  ----------

 Cash flows from operating
  activities:
    Net income                 $  18,658 $ 24,058 $  95,503 $ 105,892
    Adjustments to reconcile
     net income to net cash
     provided by operating
     activities:
       Depreciation and
        amortization              15,866   16,670    63,101    64,554
       Deferred income taxes        (155)   3,807   (15,067)    3,686
       Tax benefit related to
        stock plans                  242    3,569     2,172     5,912
       Stock based Compensation      966      649     3,761     3,215
       Other noncash items           439      711     1,759       711
       Change in operating
        assets, liabilities
        and other                (15,919) (31,901)  (80,084)  (48,003)
                                --------- -------- --------- ---------
 Net cash provided by operating
  activities                      20,097   17,563    71,145   135,967
                                --------- -------- --------- ---------


 Cash flows used in investing
  activities
    Capital expenditures         (13,003)  (7,719)  (32,044)  (23,441)
    Proceeds from sale of
     property, plant and
     equipment                       545        -     1,362         -
                                --------- -------- --------- ---------
 Net cash used in investing
  activities                     (12,458)  (7,719)  (30,682)  (23,441)

 Cash flows from financing
  activities:
    Net change in revolving
     line of credit               97,200   89,900    59,400    89,900
    Payments of long-term debt  (100,000) (89,510) (100,000) (200,000)
    Proceeds from issuance of
       common stock                3,220   11,331     5,944    27,948
    Purchase and retirement of
       common stock                    -        -    (1,682)     (602)
    Dividends paid                (2,729)  (2,704)  (10,915)  (10,649)
                                --------- -------- --------- ---------
 Net cash (used in) provided by
    financing activities          (2,309)   9,017   (47,253)  (93,403)
                                --------- -------- --------- ---------
 Net change in cash and cash
    equivalents                    5,330   18,861    (6,790)   19,123
 Cash and cash equivalents at
    beginning of period            8,968    2,227    21,088     1,965
                                --------- -------- --------- ---------
 Cash and cash equivalents at
    end of period              $  14,298 $ 21,088 $  14,298 $  21,088
                                ========= ======== ========= =========




               GEORGIA GULF CORPORATION AND SUBSIDIARIES
                          SEGMENT INFORMATION
                              (Unaudited)


                           Three Months Ended    Twelve Months Ended
                              December 31,           December 31,
                         ---------------------- ----------------------
In Thousands                2005        2004       2005       2004
------------             -----------  ---------- ---------- ----------

 Segment net sales:
    Chlorovinyls         $  425,277  $  375,756 $1,592,749 $1,452,404
    Aromatics                93,648     215,151    680,970    753,835
                          ----------  ---------- ---------- ----------
 Net sales               $  518,925  $  590,907 $2,273,719 $2,206,239
                          ==========  ========== ========== ==========

 Segment operating income
  (loss):
    Chlorovinyls         $   54,466  $   34,746 $  202,555 $  165,910
    Aromatics               (14,080)     13,247    (10,453)    50,556
    Corporate and general
     plant services          (7,996)     (6,185)   (29,337)   (26,043)
                          ----------  ---------- ---------- ----------
 Total operating income  $   32,390  $   41,808 $  162,765 $  190,423
                          ==========  ========== ========== ==========



    CONTACT: Georgia Gulf, Atlanta
             Investor Relations
             Angie Tickle, 770-395-4520